

                               EXHIBIT 21
                       SUBSIDIARIES OF THE COMPANY

                                                                  Percentage
                                          Jurisdiction of        Ownership of
          Subsidiary                       Incorporation         Capital Stock
-------------------------------------------------------------------------------
Worthy, Incorporated                          Delaware              100%

New Life Treatment Centers, Inc.              Delaware               99%

Nelson Direct Marketing Services, Inc.        Delaware              100%

Editorial Caribe, Inc.                        Florida               100%

Elm Hill Press, Inc.
(dba Rutledge Hill Press, Inc.)               Tennessee             100%


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